Exhibit 10.9

RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT

THIS RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT made and entered into as of the 23RD day of December, 2008, by and between Belmont Savings Bank, a Massachusetts savings bank with its principal place of business in Belmont, Massachusetts (hereinafter referred to as the “Bank” or in its capacity as the owner of the life insurance policies referred to herein, the “Owner”), and John A. Citrano, of Bedford, Massachusetts (hereinafter in his capacity as an executive employee of the Bank referred to as the “Executive”):

WITNESSETH THAT:

WHEREAS, the Executive is employed as an executive employee of the Bank; and

WHEREAS, the retirement benefits potentially available to the Executive under the Bank’s qualified retirement plan have been curtailed by federal legislation, including the provisions of section 415 of the Internal Revenue Code, limiting benefits under qualified retirement plans and the provisions of Section 401(a)(17) of the Internal Revenue Code, limiting the amount of compensation that can be considered, in determining such benefits; and

WHEREAS, in order to compensate the Executive for such curtailment of qualified plan benefits, the Bank and the Executive wish to provide a source of supplemental retirement benefits for the Executive following his retirement from the Bank; and

WHEREAS, the Bank and the Executive have determined to use policies of life insurance insuring the Executive’s life issued by the John Hancock Variable Life Insurance Company, policy number FV 3234372, with an initial death benefit of $ 1,250,000 and New York Life Insurance Company, policy number 56022619, with an initial death benefit of $950,000 (hereinafter, referred to as the “Policy” or “Policies”) as an investment vehicle to provide such supplemental retirement benefits and to provide life insurance protection for the Executive’s family in the event of his death while employed by the Bank (such insurance companies hereinafter referred to as the “Insurer” or “Insurers”); and

WHEREAS, the Bank is willing to continue to pay certain premiums with respect to the Policies, as an additional employment benefit for the Executive, on the terms and conditions hereinafter set forth, which Policies shall be owned by the Bank which shall possess all incidents of ownership in and to the Policies except as set forth herein; and

WHEREAS, as a result of certain federal income tax changes and possible regulatory changes emanating therefrom, the Executive has transferred the Policies to the Bank and the Bank and the Executive will take the steps necessary to terminate the Bank’s obligations under a prior Supplement Retirement Agreement between the parties hereto dated December 1, 1994, as thereafter amended;

WHEREAS, the Executive wishes to have the Bank endorse the Policies for the purpose of allowing the Executive to designate a beneficiary or beneficiaries who will receive certain death benefits under the Policies in the event of the death of the Executive while employed by the Bank; and

WHEREAS, the parties hereto entered into a Supplemental Retirement Agreement dated December 23, 2003, which was thereafter amended by the First Amendment thereto dated February 11, 2004 and the Second Amendment thereto dated February 21, 2007; and, as a result of the adoption of Section 409A of the Internal Revenue Code, as amended, was further amended and restated on April 9, 2008; and

WHEREAS, the parties wish to further amend said Supplemental Retirement Agreement by deleting said Agreement in its entirety and substituting therefor this Restated Supplemental Retirement Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, said Supplemental Retirement Agreement is hereby amended in its entirety to read as follows:

1. Purchase of Policies. The Owner has acquired the Policies from the Executive. The parties hereto have taken all necessary action to cause the Insurers to issue the Policies, and shall take any further action which may be necessary to cause the Policies to conform to the provisions of this Agreement. The parties hereto agree that the Policies shall be subject to the terms and conditions of this Agreement and of the endorsement agreement executed by the parties hereto relating to the Policies. All capitalized words and phrases not otherwise defined herein shall have the same meaning such words and phrases have in the Policies.

2. Ownership of Policies. The Owner shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies, except, that while this Agreement is in effect the Executive shall have the right while the Executive is employed by the Bank to designate a beneficiary or beneficiaries to receive certain death benefits payable under the Policies as provided for in Section 3.a. hereof. It is the intention of the parties to this Agreement that despite the endorsement agreement executed by the Owner to the Executive in connection herewith that the Owner shall retain all rights which the Policies grant to the owner thereof; the sole right of the Executive hereunder being the right to name a beneficiary or beneficiaries as described above in this Section 2. All provisions of this Agreement and of such endorsement agreement shall be construed so as to carry out such intention.

3. Rights on Death or Termination of Employment.

a. Death. If the Executive should die while employed by the Bank and prior to the termination of this Agreement, any death benefit payable under the Policies shall be paid as set forth in the Endorsement Agreement entered into by the Executive and the Bank in the form of Exhibit B hereto. Subject to the provisions of Section 6.b., in no event shall the beneficiary(ies) named by the Executive receive more than the policy proceeds paid by the Insurers as a result of the death of the Executive.

b. Termination of Employment Prior to Age 55 or With Fewer Than Ten (10) Years of Service. If the Executive’s employment with the Bank should terminate for any reason other than his death or disability at a time when the Executive has not both (i) attained age 55 and (ii) completed ten (10) Years of Service with the Bank, the Executive shall be entitled to the following Supplemental Retirement Benefit:

(i) If the Executive voluntarily terminates his employment with the Bank other than for Good Reason as defined below, the Bank shall pay to the Executive in a lump sum not later than sixty (60) days after the date the Executive’s employment so terminates an amount equal to the then cash surrender value of the Policies less the aggregate amount of policy premiums theretofore paid on the Policies by the Bank. Upon such payment, all rights of the Executive hereunder shall cease and be of no further force or effect; provided, however, the Bank may maintain the Policies in full force and effect by paying the premiums therefor for a period the Bank shall determine, and the Executive shall agree to take any and all actions necessary or desirable in connection with the continuance of the effectiveness of said Policies.

(ii) If the Executive’s employment with the Bank is terminated by the Bank without cause (as defined in Section 3.g hereof) or by the Executive for Good Reason as defined below, the Executive shall be entitled to receive an amount equal to the sum of the then total cash surrender value of the Policies, plus an amount equal to such Executive’s aggregate Federal and State income taxes payable by the Executive with respect to such payment (grossed up to reflect the taxes payable on the entire payment) as estimated by the public accountants utilized by the Bank taking into account the tax rates which will be applied to the amount of such payment for the Executive for the year in which such payment is received; provided, however, the amount of taxable income of the Executive to which the initial portion of the grossed-up payment will apply shall not exceed the aggregate amount of premiums paid on the Policies by the Bank. Such Benefit shall be paid to the Executive sixty (60) days following the date his employment with the Bank terminated. Upon the receipt of such payment, this Supplemental Retirement Agreement shall terminate with respect to the Executive.

(iii) For the purposes of this Section 3.b., a voluntary termination of employment by the Executive shall be deemed to have been for Good Reason if the Executive’s action results from a material negative change to his service relationship by the Bank, such as the duties to be performed, the conditions under which such duties are to be performed, or the compensation to be received for performing such services. For the purposes of determining whether a material negative change has been made, such material negative change shall be deemed to have occurred in the event of any one of the following events:

(a) a material diminution in the Executive’s base compensation;

(b) a material diminution in the Executive’s authority, duties, or responsibilities;

(c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(d) a material diminution in the budget over which the Executive retains authority;

(e) a change of more than thirty-five (35) miles in the geographic location at which the Executive must perform services for the Bank; or

(f) any other action or inaction of the Bank that constitutes a material breach by the Bank of any agreement under which the Executive provides services to the Bank.

In no event, however, shall a termination of employment for Good Reason occur unless such termination occurs not later than one (1) year from the date the material negative change becomes effective. Further, however, the Executive must provide notice to the Bank of any such material negative change which would permit the Executive to terminate his employment for Good Reason, such notice to be given not later than ninety (90) days of the initial existence of the material negative change. The Bank shall have a period of thirty (30) days following receipt of said notice during which it may remedy the material negative change; and, if it does so remedy said material negative change, the Executive shall not be entitled to terminate his employment for Good Reason.

c. Termination of Employment At or After Age 55 With Ten (10) or More Years of Service. If the Executive’s employment with the Bank should terminate for any reason other than for cause (as defined in Section 3.h hereof) or his death at a time when the Executive (i) has attained age 55 and (ii) has completed ten (10) or more Years of Service with the Bank, the actuarial value of the Supplemental Retirement Benefit computed in the manner set forth on Schedule I hereto shall be determined. The Bank shall then execute such documentation as may be required to transfer the Policies to the Executive and shall so transfer such Policies. Thereafter the Bank shall have no further rights in the Policies. Transfer of the Policies to the Executive shall occur within sixty (60) days of the date the Executive’s employment with the Bank terminated. The Bank shall, within sixty (60) days of the transfer of the Policies to the Executive, pay to the Executive (or apply to tax withholdings due to appropriate tax authorities on the Executive’s behalf) in a lump sum an amount equal to (i) the actuarial value of the Supplemental Retirement Benefit as determined above less (ii) the aggregate cash surrender values of the Policies as of the date the Policies are transferred to the Executive. The Executive shall cooperate as the Bank and the Insurer may reasonably require to complete such transfer, such payment and any other actions contemplated hereby. Within sixty (60) days of the date the Bank transfers the Policies to the Executive, the Bank shall also pay to the Executive (or apply to any tax withholdings due to appropriate tax authorities on the Executive’s behalf) an amount equal to the aggregate federal and state income taxes that would be payable by the Executive if the aggregate amount of premiums paid on the Policies by the Bank were included in gross income for such tax purposes by the Executive for the year in which such payment is received (such payment shall be grossed up to reflect the taxes payable on the entire amount required to be paid to the Executive pursuant to this sentence) as estimated by the public accountants utilized by the Bank taking into account the tax rate(s) which will be applied to the amount of such payment for the Executive for the year in which such payment is received. The amount of such payment and the tax rate(s) applicable to the Executive shall be determined in good faith. The Executive shall provide such information as such public accountants may request so as to enable such accountants to determine the amount of the payment. In the event that any tax withholding is required by any governmental taxing authority which is in excess of the amount of the payments described above, the Executive agrees to provide sufficient funds to meet any such tax withholding requirements to the Bank and the Bank shall utilize such funds solely for the purpose of making such tax withholdings on behalf of the Executive.

d. Termination by Reason of Disability. If the Executive’s employment with the Bank should terminate by reason of Disability prior to his attaining both age 55 and completing ten (10) Years of Service with the Bank, the Executive shall be deemed for purposes of this Agreement to have retired upon attaining age 55 and with ten (10) Years of Service with his Compensation increased by six percent (6%) per calendar year for the years beginning with the year in which he becomes disabled and ending with the year in which he would attain age 55. The provisions of paragraph (c) of this Section shall apply to the determination of the Executive’s benefit. Upon termination of the Executive’s employment by the Bank as a result of his disability, the Bank shall then execute such documentation as may be required to transfer the Policies to the Executive and shall so transfer such Policies. The transfer of the Policies to the Executive shall occur no later than sixty (60) days following the date of the Executive’s termination of employment. Thereafter, the Bank shall have no further rights in the Policies. The Bank shall, within thirty (30) days of the transfer of the Policies to the Executive, pay to the Executive (or apply to tax withholdings due to appropriate tax authorities on the Executive’s behalf) in a lump sum an amount equal to (i) the actuarial value of the Supplemental Retirement Benefit as determined herein less (ii) the aggregate cash surrender values of the Policies as of the date the Policies are transferred to the Executive. The Executive shall cooperate with the Bank and the Insurer as each may reasonably require to complete such transfer, such payment and any other actions contemplated hereby. Within sixty (60) days of the date the Bank transfers the Policies to the Executive, the Bank shall also pay to the Executive (or apply to any tax withholdings due to appropriate tax authorities on the Executive’s behalf) an amount equal to the aggregate federal and state income taxes that would be payable by the Executive if the aggregate amount of premiums paid on the Policies by the Bank were included in gross income for such tax purposes by the Executive for the year in which such payment is received (such payment shall be grossed up to reflect the taxes payable on the entire amount required to be paid to the Executive pursuant to this sentence), as estimated by the public accountants utilized by the Bank, taking into account the tax rate(s) which will be applied to the amount of such payment for the Executive for the year in which such payment is received. The amount of such payment and the tax rate(s) applicable to the Executive shall be determined in good faith. The Executive shall provide such information as such public accountants may request so as to enable such accountants to determine the amount of the payment. In the event that any tax withholding required by any governmental taxing authority which is in excess of the amount of the payments described above, the Executive agrees to provide sufficient funds to meet any such tax-withholding requirements to the Bank, and the Bank shall utilize such funds solely for the purpose of making such tax withholdings on behalf of the Executive.

Disability is defined as a physical or mental impairment that prevents the Executive from performing all or substantially all of the functions of his position with the Bank.

At the Bank’s request, the Executive agrees to be examined by a physician selected by the Bank for the purpose of determining the existence of a Disability. The Bank shall pay all costs incurred with respect to such examination.

e. Benefits Not Payable While Executive Employed by the Bank or Prior to the Time the Executive Incurs a Separation from Service with the Bank. Notwithstanding anything to the contrary, at no time shall any benefits be provided to the Executive pursuant to this Section 3 unless the Executive’s employment with the Bank has terminated; that is, the Executive shall have no right to receive any benefit under this Section 3 while employed by the Bank. Further, at no time shall any benefits be provided to the Executive or his beneficiary(ies) until such time as the Executive has incurred a separation from service from the Bank which shall have the same meaning as a separation from service under Section 409A of the Internal Revenue Code, as amended, and any regulations or guidance issued thereunder by the Internal Revenue Service.

f. Discount Rate. For the purpose of actuarially converting the Supplemental Retirement Benefit of the Executive to a lump-sum payment, the named fiduciary shall utilize the discount rate then utilized by the Savings Banks Employees Retirement Association in connection with the qualified retirement plans then offered by the Savings Banks Employees Retirement Association to its members.

g. Termination for Cause. For the purposes of Section 3.b.(ii) of this Agreement, termination for cause shall be defined as a termination of the employment of the Executive by the Bank for any one or more of the following reasons:

(i) Willful and intentional violation of any material state or federal laws, or of the by-laws, rules, policies or resolutions of the Bank or the rules or regulations of any regulatory agency or governmental authority having jurisdiction over the Bank, which in the reasonable opinion of the Board of Investment of the Bank has or might have a material adverse effect upon the Bank;

(ii) Conviction of the Executive of a felony involving fraud or dishonesty, or the Executive’s willful and intentional commission of a fraudulent or dishonest act in connection with his duties to the Bank for which the Bank suffers a material loss;

(iii) An intentional failure to carry out material, lawful instructions issued to the Executive by the Board of Investment of the Bank or the President and Chief Executive Officer of the Bank, which failure, in the reasonable opinion of the Board of Investment of the Bank, causes material loss to the Bank, or which failure is not cured within ten (10) days of receipt of a notice of such failure from the Bank prior to the Bank suffering a material loss;

(iv) Gross neglect of the duties of the Executive to the Bank hereunder, (provided such neglect does not arise as the result of the physical or mental disability of the Executive), which gross neglect is not cured by the Executive within fifteen (15) days of receipt of a notice of such neglect from the Bank; and

(v) The Executive’s willful and intentional disclosure, without authority, of any secret or confidential information concerning the Bank or any customer of the Bank, or the taking of any action which the Bank’s Board of Investment determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Bank.

h. Termination for Cause. For the purposes of Section 3.c. of this Agreement, termination for cause shall be defined as the termination of the employment of the Executive by the Bank as a result of the conviction of the Executive of a felony involving fraud or dishonesty, or the Executive’s willful and intentional commission of a fraudulent or dishonest act in connection with his duties to the Bank for which the Bank suffers a material loss.

4. Payment of Premiums. The Bank has paid to the Insurers the premiums required by the Policies to date. On or before each anniversary date of the Policies, or within any for grace period provided by the Policies, if the Executive is then employed by the Bank, the Bank shall pay to the Insurers additional Policy premiums in such amount as maybe required (if any) with respect to such Policies. Upon request, the Bank shall promptly furnish the Executive evidence of timely payment of such premiums. Except with the written consent of the Executive, the Bank shall not pay less than the Policy premiums as so determined, but may, in its discretion at any time and from time to time, subject to the acceptance of such payment by the Insurer, pay more than such premiums or make other premium payments on the Policies. The Bank shall annually furnish the Executive a statement of the amount of income reportable by the Executive for federal and state income tax purposes, if any, as a result of the insurance protection provided the Executive.

5. Endorsement Agreement. To provide the Executive with the rights to name a beneficiary or beneficiaries for a portion of the death benefits under the Policies as provided for in Section 3.a. hereof, the Bank shall execute an endorsement agreement with the Executive. Said endorsement agreement of the Policies hereunder shall not be terminated, altered or amended by the Bank while this Agreement is in effect. The parties hereto agree to take all actions necessary or desirable to cause such endorsement agreement to conform to the provisions of this Agreement. The Bank agrees to provide to the Executive evidence that such endorsement agreement has been executed and filed with the Insurers at such reasonable times, as the Executive shall request. Said endorsement agreement may be filed with the Insurers.

6. Collection of Death Proceeds.

a. In the event of the death of the Executive while employed the Bank and the payment to the beneficiary(ies) of any amount to which they may be entitled under the provisions of Section 3.a., this Agreement any and all rights of the Executive in and to the Policies shall terminate. The Bank shall cooperate with the beneficiary(ies) of the Policies as reasonably required in order to permit the beneficiary(ies) to collect any death benefit provided to the beneficiary(ies) under the Policies and this Agreement.

b. Notwithstanding any provision hereof to the contrary, in the event that, the cash surrender value of any Policy has been reduced by any withdrawals, failure to pay premiums as required by Section 4 hereof, or borrowings against the Policy by the Bank, the amount payable to the Executive’s beneficiary(ies) shall be determined as if no such reduction in the cash surrender value of the applicable Policy had occurred. In the event that the cash surrender value of the Policies have been reduced to a level where the amount that otherwise would have been payable to the beneficiary(ies) of the Executive cannot be paid in full to such beneficiary(ies), the Bank shall pay to the beneficiary(ies) the difference between what should have been paid to the beneficiary(ies) as a result of the death of the Executive and the amount actually paid by the Insurers. Such amount shall be due in full within 30 days of the date of the payment of any death benefits by the Insurers to the beneficiary(ies).

7. Termination of the Agreement During the Executive’s Lifetime. This Agreement shall terminate upon the termination of the Executive’s employment; in such event, after compliance with the relevant provisions of Section 3, the Bank shall have no further obligations hereunder.

8. Insurer Not a Party. The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the, Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the endorsement agreement executed by the Owner and filed with the Insurer in connection herewith.

9. Named Fiduciary, Determination of Benefits, Claims Procedure and Administration.

a. The Bank is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

(i) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Bank, setting forth his or her claim. The request must be addressed to the President of the Bank at the Bank’s then principal place of business.

(ii) Claim Decision.

Upon receipt of a claim, the Bank shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Bank may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied, in whole or in part, the Bank shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

(iii) Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board of Investment of the Bank review the determination of the Bank. Such request must be addressed to the Board of Investment of the Bank, at the Bank’s principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. If the Claimant does not request a review of the Bank’s determination by the Board of Investment of the Bank within such sixty (60) day period, he or she shall be barred and estopped from challenging the Bank’s, determination.

(iv) Review of Decision.

Within sixty (60) days after the Board of Investment’s receipt of a request for review, the Board of Investment of the Bank will review the Bank’s determination. After considering all materials presented by the Claimant, the Board of Investment will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board of Investment will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

10. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties: hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

This Agreement amends the Supplemental Retirement Agreement entered into by and between the Bank and the Executive dated December 1, 1994, as thereafter amended in its entirety by an Agreement dated December 23, 2003, which was thereafter amended on February 11, 2004 and February 21, 2007 and restated April 9, 2008. All provisions of the prior Agreement, as previously amended, shall, except to the extent expressly set forth herein, be of no further force or effect.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Executive, the beneficiary(ies), and their respective successor, assigns, heirs, executors, administrators and beneficiaries.

12. Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of notice, consent or demand.

13. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

14. Successors and Assigns of the Bank; No Claim to Bank Assets; Top-Hat Plan.

a. The Bank shall require any successor to the business and/or assets of the Bank in connection with any merger or other acquisition of the business of the Bank to assume and agree to perform the Bank’s obligations under this Supplemental Retirement Agreement in writing.

b. The Executive shall rely solely on the unsecured promises of the Bank as set forth herein to furnish benefits. Nothing in this Agreement shall give, or be construed to give, the Executive any right, title, interest or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Bank or in which it may have any right, title, or interest now or in the future; but the Executive shall have the right to enforce such rights to the same extent and to the same manner as any other unsecured creditors of the Bank.

c. The provisions of this Agreement shall be deemed to constitute a separate “top-hat” plan as described in Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended.

d. Any payment made to the Executive or beneficiary pursuant to this Agreement is subject to and conditioned upon its compliance with 12 U.S.C. Section 1828(k), any regulation promulgated thereunder, or any other applicable banking statute, regulation or order.

15. Payment to Specified Employee. In the event that a payment becomes due hereunder to the Executive who, at the time his employment with the Bank terminates is a Specified Employee (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank when any stock of the Bank is publicly traded on an established securities market or otherwise, such payment may not be made earlier than six (6) months after the date that his employment terminates. In the event that this Section 15 is applicable to the Executive, any distribution which would otherwise be paid to him within the first six (6) months following the termination of his employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh full calendar month following the termination of his employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate as of the day and year first above written.

Witness:	BELMONT SAVINGS BANK

/s/ Francine Amana Eckley	By:	/s/ Robert J. Morrissey
Robert J. Morrissey

/s/ Francine Amana Eckley	By:	/s/ S. Warren Farrell
S. Warren Farrell

/s/ Francine Amana Eckley	By:	/s/ John P. Driscoll, Jr.
John P. Driscoll, Jr.

/s/ Francine Amana Eckley	By:	/s/ John A. Whittemore
John A. Whittemore

/s/ Francine Amana Eckley	/s/ John A. Citrano
John A. Citrano
Executive

John A. Citrano

EXHIBIT A

To

Supplemental Retirement Agreement

By and Between Belmont Savings Bank and John A. Citrano

Schedule I

Retirement Benefit

For the purposes of this Agreement, Applicable Percentage shall be determined based on the Retirement Age (determined as of the last birthday of the Executive prior to his retirement from the Savings Bank) and the Applicable Percentage set forth in the following table:

Retirement Age	Applicable Percentage
55	37%
56	38%
57	40%
58	41%
59	42%
60	43%
61	44%
62	46%
63	48%
64	49%
65	51%

In the event that the Executive becomes disabled as defined in Section 3.d. of this Agreement prior to attaining age 55, the Applicable Percentage shall be that set forth above for retirement at age 55 and his Compensation shall be increased as provided for in Section 3.d. of the Supplemental Retirement Agreement.

Average Compensation means the average of the Executive’s highest three consecutive Plan Years of Compensation prior to his termination of employment.

Compensation means the annual rate of salary for the Executive as approved by the Board of Trustees of the Bank, plus any bonuses paid to the Executive for the applicable year (including, without limitation, the Executive’s share of the profit sharing pool for such year), without reducing the aggregate of said amounts by the amount of such salary and/or bonuses which are not paid to the Executive for such year as a result of a salary reduction agreement between the Executive and the Bank pursuant to any benefit plan which the Bank maintains, including its deferred compensation agreement with the Executive, any tax qualified plan maintained under Section 401 (k) of the Internal Revenue Code, any Cafeteria Plan maintained pursuant to Section 125 of the Internal Revenue Code and the like.

Plan Year means the 12-month period ending on any December 31.

Years of Service shall be determined utilizing the 12-month period ending on each December 31 in which the Executive attains at least 1,000 hours of service for the Savings Bank utilizing the definition of an Hour of Service set forth in Section 410(a)(3)(C) of the Internal Revenue Code of 1986, as amended.

Calculation of Retirement Benefit for the purposes of Section 3.c of this Agreement, the Supplemental Retirement Benefit shall be equal to the Actuarial Equivalent of a 20-year certain and continuous annuity, payable monthly commencing on the first business day of the month following the Executive’s termination of employment in an annual amount equal to the Applicable Percentage of the Executive’s Average Compensation as defined above.

EXHIBIT B

BELMONT SAVINGS BANK

ENDORSEMENT AGREEMENT

INSURED:	John A. Citrano

POLICY:	John Hancock Life Insurance Company Policy No. FV 3234372

OWNER:	Belmont Savings Bank

BENEFICIARY:	Part A: Belmont Savings Bank

There will be paid over to the Belmont Savings Bank, in cash, in a single lump sum, an amount equal to the greater of (a) the premiums paid on the Policy by the Bank or (b) the cash surrender value of the Policy as determined immediately prior to the death of the Insured.

Part B: Beneficiary(ies) Named By the Insured

The balance of the total death proceeds will be paid over to the Beneficiary(ies) named by the Insured.

REMARKS:	Subject to Supplemental Retirement Agreement between the Insured and Belmont Savings Bank. This Endorsement Agreement may be filed with the Insurer.

The parties hereto have duly executed this Agreement as a document under seal as of the date and year first written above.

BANK:

WITNESS		BELMONT SAVINGS BANK

/s/ Francine Amana Eckley	By:	/s/ Robert J. Morrissey
Robert J. Morrissey

/s/ Francine Amana Eckley	By:	/s/ S. Warren Farrell
S. Warren Farrell

/s/ Francine Amana Eckley	By:	/s/ John P. Driscoll, Jr.
John P. Driscoll, Jr.

/s/ Francine Amana Eckley	By:	/s/ John A. Whittemore
John A. Whittemore

/s/ Francine Amana Eckley		/s/ John A. Citrano
John A. Citrano Executive

EXHIBIT B

BELMONT SAVINGS BANK

ENDORSEMENT AGREEMENT

INSURED:	John A. Citrano

POLICY:	New York Life Insurance Company Policy No. 56022619

OWNER:	Belmont Savings Bank

BENEFICIARY:

Part A: Belmont Savings Bank

There will be paid over to the Belmont Savings Bank, in cash, in a single lump sum, an amount equal to the greater of (a) the premiums paid on the Policy by the Bank or (b) the cash surrender value of the Policy as determined immediately prior to the death of the Insured.

Part B: Beneficiary(ies) Named By the Insured

The balance of the total death proceeds will be paid over to the Beneficiary(ies) named by the Insured.

REMARKS:	Subject to Supplemental Retirement Agreement between the Insured and Belmont Savings Bank. This Endorsement Agreement may be filed with the Insurer.

The parties hereto have duly executed this Agreement as a document under seal as of the date and year first written above.

BANK:

WITNESS:		BELMONT SAVINGS BANK

/s/ Francine Amana Eckley	By:	/s/ Robert J. Morrissey
Robert J. Morrissey

/s/ Francine Amana Eckley	By:	/s/ S. Warren Farrell
S. Warren Farrell

/s/ Francine Amana Eckley	By:	/s/ John P. Driscoll, Jr.
John P. Driscoll, Jr.

/s/ Francine Amana Eckley	By:	/s/ John A. Whittemore
John A. Whittemore

/s/ Francine Amana Eckley		/s/ John A. Citrano
John A. Citrano
Executive